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                        CHILDREN'S TERM INSURANCE RIDER
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This Rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this Rider and the Policy. The effective date of this Rider is the Policy Date of the Policy, unless otherwise shown in the Policy Data.

BENEFIT - We agree to pay the insurance provided by this Rider upon receipt of due proof that the death of an Insured Child occurred while this Rider was in force. The amount of insurance provided by this Rider is shown in the Policy Data.

DEFINITION OF INSURED CHILDREN - An Insured Child, referred to in this Rider as "Child", is a person who:

1. has attained age 14 days; and

2. is a natural child, adopted child or step child of the Insured; or

3. was acquired by the Insured after the date of the application; and

4. had not attained age 22 on the date of the application for this benefit.

COST OF INSURANCE - While this Rider is in force, the Monthly Deduction described in Section 8 of the Policy will include the Cost of Insurance for the benefits provided by this Rider. The Monthly Cost of Insurance for this Rider is shown in the Policy Data.

EXPIRY OF INSURANCE ON EACH CHILD - The expiry date of the insurance on the life of each Child is the earliest of:

1. the Policy Anniversary coinciding with or next following the 25th birthday of such Child;

2. the Policy Anniversary coinciding with or next following the Insured's 65th birthday; or

3. 90 days after the death of the person Insured under the Policy.

OPTION FOR CONVERSION UPON EXPIRY - When the insurance on the life of each Child expires, it may be converted without evidence of insurability to a new policy. The Owner must make a proper written application for conversion. The first premium for the new policy must be paid within 31 days of the expiry date of the insurance being converted. The new policy will be issued:

1. on any level premium whole life plan we are issuing at that time;

2. for an amount of insurance not greater than 5 times the amount of insurance provided by this Rider;

3. at a premium according to our rates then in use for the Child's age at that time;

4. with additional benefits included only with our consent.

If a Child eligible for a new policy dies within the period permitted for conversion, but before the date of issue of the new policy, the amount of insurance in effect under this Rider will be paid as if death occurred while insurance under this Rider on the life of such Child was in force.

DEATH OF THE INSURED - If the death of the Insured occurs prior to the Policy Anniversary coinciding with or next following the Insured's 65th birthday, the insurance on the life of each Child may be converted without evidence of insurability to a new policy. The Owner must make a proper written application for conversion and pay the first premium within 90 days following the date of the Insured's death.

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BENEFICIARY - The Beneficiary for insurance on each Child insured under this
Rider is the Insured, if living, otherwise the estate of such Child. You may change the Beneficiary at any time.

OWNERSHIP - During the lifetime of the Insured, you will be the Owner of the insurance provided by this Rider. After the death of the Insured, you will be the Owner, if living, otherwise each Insured Child will be the Owner of insurance on such Child's life.

SUICIDE EXCLUSION - If the Insured commits suicide, while sane or insane, within 2 years from the effective date of this Rider, our liability will be limited to the total Cost of Insurance charges deducted for this Rider while the Rider was in force.

TERMINATION - This Rider will terminate on the earliest of:

1. the Policy Anniversary coinciding with or next following the Insured's 65th birthday;

2. the date that the Policy is surrendered, terminated, exchanged, or matures;
   or

3. the Monthly Anniversary coinciding with or next following the date we receive your written request to termination this Rider.

It is the Owner's responsibility to notify us that their youngest Child has reached age 25 and to request termination of this Rider.

ERRORS IN AGE - If the age of the Insured has been misstated, the expiry date of this Rider or the dates of expiry of insurance provided by this Rider will be those dates according to the correct age.


                    UNITED INVESTORS LIFE INSURANCE COMPANY

        [SIGNATURE APPEARS HERE]              [SIGNATURE APPEARS HERE]
              Secretary                               President